EXHIBIT 23.1

                      Consent of Stokes Kelly & Hinds, LLC

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                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements (Forms S-8 Nos. 333-74369 and 333-74161) of Skibo Financial Corp. on Forms S-8 of our report dated April 27, 2000, relating to the consolidated statement of financial condition of Skibo Financial Corp. and subsidiaries as of March 31, 2000, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the year then ended, which report is incorporated by reference into the March 31, 2000 Annual Report on Form 10-KSB/A (Amendment No.1) of Skibo Financial Corp.

/s/ Stokes Kelly & Hinds, LLC

Stokes Kelly & Hinds, LLC
Pittsburgh, Pennsylvania
August 11, 2000